UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 17, 2010
Move, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26659 (Commission File Number)	95-4438337 (IRS Employer Identification No.)
910 East Hamilton Avenue
Campbell, California 95008
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (408) 558-3700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
On September 17, 2010, Move Sales, Inc. (“Purchaser”) and MSI TC Merger Sub, Inc. entered into an Agreement and Plan of Merger (the “Agreement”) with Threewide Corporation (“Threewide”) and, as the Threewide equity-holders’ representatives, both J. Rudy Henley in his capacity as manager of West Virginia Capital Management LLC and William Rice. Purchaser is wholly-owned subsidiary of Move, Inc., (the “Company”) and MSI TC Merger Sub, Inc. is a wholly-owned subsidiary of Purchaser. Threewide is a marketing services and data management software company that provides technology and services to real estate industry brokers and other clients to help them market, distribute and track real estate listings online. Pursuant to and as a result of the Agreement, Threewide and MSI TC Merger Sub, Inc. merge and Threewide, as the continuing entity after the merger, becomes a wholly-owned subsidiary of Purchaser. Under the Agreement, Purchaser agreed to pay a purchase price of $13,000,000 in cash, a portion of which is to be held in escrow with respect to possible post-transaction contingencies and claims. The Agreement contains customary representations and warranties, covenants and conditions. The transaction was closed and consummated on September 20, 2010.
The Company has also attached, as Exhibit 99.1 to this current report, a press release issued on September 21, 2010, by the Company regarding the Agreement.

Item 9.01     Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press release issued by Move, Inc. on September 21, 2010, regarding an Agreement and Plan of Merger dated September 17, 2010, pursuant to which it was agreed that the Company would acquire Threewide Corporation

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVE, INC.
Date: September 21, 2010	By:	/s/ James S. Caulfield
James S. Caulfield
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1
Press release issued by Move, Inc. on September 21, 2010, regarding an Agreement and Plan of Merger dated September 17, 2010, pursuant to which it was agreed that the Company would acquire Threewide Corporation